Exhibit 99.1

FOR IMMEDIATE RELEASE

AtheroGenics Files for Chapter 11 Bankruptcy

ATLANTA, GA – October 7, 2008 – AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today announced that it has consented to the Involuntary Chapter 7 Petition filed against the Company on September 15, 2008 in the U.S. Bankruptcy Court for the Northern District of Georgia, and has filed to convert the case to a case under Chapter 11 of the United States Bankruptcy Code.

The filing became necessary as a result of the Company’s substantial debt burden, which created a significant impediment to its ability to effectively develop its primary asset, AGI-1067.

During the bankruptcy proceedings, AtheroGenics expects to sell the Company and/or its key assets. Proceeds from any transactions will be distributed to the Company’s stakeholders, including its creditors. Prior to the sale process, AtheroGenics cannot forecast the amount of these proceeds or whether the combination of sale proceeds and cash on hand will exceed the Company’s liabilities. Therefore, the Company cannot predict whether or not any proceeds will be distributed to shareholders.

"We believe that the Chapter 11 filing is a necessary step in response to the creditors’ involuntary liquidation petition,” said Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. “We remain hopeful that AGI-1067 will ultimately continue to be developed, as we believe that it has real potential to be the first diabetes treatment that could reduce serious cardiovascular events. There remains a significant medical need and commercial opportunity for a drug with this profile."

AtheroGenics has retained the services of Merriman Curhan Ford and Co. to assist with the sale of the Company and/or its key assets during the Chapter 11 proceeding. The Company has also retained King & Spalding LLP to serve as its legal advisor in the bankruptcy proceeding.

About AtheroGenics
AtheroGenics is a pharmaceutical company focused on the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease. The Company's lead antioxidant and anti-inflammatory drug candidate, AGI-1067, is being studied for the treatment of diabetes and has successfully completed a Phase 3 clinical trial known as ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study). In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. An example of a forward looking statement in this press release includes the Company’s expectation to sell the Company and/or its key assets and the Company’s hope that AGI-1067 will ultimately continue to be developed. These and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. For example, additional information relating to the safety, efficacy or tolerability of AGI-1067 may be discovered upon further analysis of clinical trial data. The FDA might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis/Dana Conti	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com

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